Exhibit 10.5

 I.R.International Consultants, Inc
3280 Sunrise Highway, Suite 51
. Wantagh, NY 11793
(516) 816-2563
(516) 409-6847 fax

January 12, 2007

Red Reef Laboratories International, Inc.
450 Fairway Dr.
#103
Deerfield Beach, FL 33441

This letter sets forth the agreement (the “Agreement”) between Red Reef Laboratories International, Inc. (the “Company”) and I.R. International Consultants, Inc. (“I.R.”). The term of this agreement shall be from January 12, 2007 through July 12, 2007 (six months).

I.R. agrees to advise, consult, and generally help The Company in executing their business plan. I.R. will draft, write, and consult with The Company on all press releases and public disclosures that the Company may want to disseminate. In addition, I.R. agrees to arrange for meetings with brokerage firms, potential investors, and help arrange for the Company to present at various investment seminars and conferences. I.R. may also choose to investigate possible strategic alliances, new customers for The Company’s products, or business strategies such as acquisitions for the Company, or identify sources of bank or institutional credit lines or other financing for certain of The Company’s lines of business (collectively, a “Business Opportunity”). For their efforts on behalf of The Company, I.R. shall receive, payable upon the signing of this agreement, 3,000,000 (three million) shares of the Company’s common stock (OTC:PK RRLB). I.R. shall also be entitled to receive from The Company a “Transaction Fee” of ten percent (10%) as a result of any transaction effected by The Company with a Business Opportunity introduced by I.R. or by a third party introduced by I.R. during the length of this contract. That fee shall be based upon the net value of the consideration, securities, property, business, assets, or other value given, paid, transferred or contributed by, or to The Company. Unless otherwise mutually agreed in writing prior to the closing of any Business Opportunity, the Transaction Fee shall be paid in the form of cash or the registered, common stock of Red Reef Laboratories International, Inc. (OTC:PK RRLB) based on the closing bid price of the common stock of Red Reef Laboratories International, Inc (OTC:PK RRLB) on the day prior to the closing of the aforementioned Business Opportunity.

To be a Business Opportunity covered by this section, the transaction must occur between the time this Agreement is signed and January 12, 2008. In the event that a business opportunity occurs after January 12, 2008, no Transaction Fee shall be due I.R.

I.R. agrees that information and materials provided by The Company to I.R., on a confidential basis, shall be held in confidence by I.R. except as otherwise required by law.

If the foregoing is agreeable, please indicate your approval by dating and signing below.

Please retain one copy for your files, returning the original to I.R. International Consultants, Inc.

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED this _________ day of January , 2007

Signed: /s/ Sandy Rossen

Sandy Rossen
I.R. International Consultants, Inc.
3280 Sunrise Highway
Suite 51
Wantagh, NY 11793

READ AND ACCEPTED this______________day of January, 2007

Signed: /s/ Dr. Claus Wagner-Bartak

Dr. Claus Wagner-Bartak
Red Reef Laboratories International, Inc.
450 Fairway Dr.
#103
Deerfield Beach, FL 33441